NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2015

(La Jolla, California) - November 9, 2015 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported shareholders’ equity of $347.2 million ($15.08 per share) at September 30, 2015, compared to $425.5 million ($18.50 per share) at December 31, 2014. Reported book value per share decreased by $3.42 during the first nine months of 2015.

Third Quarter Segment Results of Operations

For the third quarter of 2015, we reported a net loss of $14.1 million ($0.61 per share), compared to a net loss of $9.9 million ($0.44 per share) in the third quarter of 2014. Our third quarter segment results of operations are as follows (in thousands):

	Three Months Ended September 30,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$3,468	$1,087
Real estate operations	73,777	55,794
Corporate	846	2,277
Total revenue	$78,091	$59,158

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$834	$(1,131)
Real estate operations	3,839	(795)
Corporate	(3,574)	(3,063)
Income (loss) from continuing operations before income taxes and equity in loss of unconsolidated affiliates	1,099	(4,989)
Provision (benefit) for federal, foreign, and state income taxes	22	(179)
Equity in loss of unconsolidated affiliate	(1,942)	(410)
Loss from continuing operations	(865)	(5,220)
Loss from discontinued agribusiness operations, net of tax	(10,225)	(5,221)
Loss on sale of discontinued agribusiness operations, net of tax	(1,348)
Net loss from discontinued agribusiness operations, net of tax	(11,573)	(5,221)
Net loss	(12,438)	(10,441)
Net (income) loss attributable to noncontrolling interests	(1,654)	504
Net loss attributable to PICO Holdings, Inc.	$(14,092)	$(9,937)

First Nine Month Segment Results of Operations

For the first nine months of 2015, we reported a net loss of $80.7 million ($3.51 per share), compared to a net loss of $21.3 million ($0.94 per share) in the first nine months of 2014. Our nine months segment results of operations are as follows (in thousands):

	Nine Months Ended September 30,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$4,191	$1,464
Real estate operations	172,243	145,212
Corporate	(17,911)	6,455
Total revenue	$158,523	$153,131

Loss before taxes by operating segment:
Water resource and water storage operations	$(1,907)	$(4,965)
Real estate operations	(1,661)	(6,251)
Corporate	(31,248)	(7,224)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(34,816)	(18,440)
Benefit for federal, foreign, and state income taxes	(2,949)	(535)
Equity in loss of unconsolidated affiliate	(3,422)	(1,569)
Loss from continuing operations	(35,289)	(19,474)
Loss from discontinued agribusiness operations, net of tax	(29,520)	(4,962)
Loss on sale of discontinued agribusiness operations, net of tax	(18,251)
Net loss from discontinued agribusiness operations, net of tax	(47,771)	(4,962)
Net loss	(83,060)	(24,436)
Net loss attributable to noncontrolling interests	2,373	3,091
Net loss attributable to PICO Holdings, Inc.	$(80,687)	$(21,345)

PICO’s President and Chief Executive Officer, John Hart, commented:

“The net loss and decline in book value for the third quarter is largely driven by the disposal of our agribusiness operations which closed on July 31, 2015. The total loss in the third quarter of $11.6 million from these discontinued agribusiness operations reflects the low canola crush margin environment in July 2015, as well as the recording of all the costs associated with the disposal of the assets. As of September 30, 2015 we had $10.2 million in escrow with the buyer of which $2.4 million was received in October. The majority of the escrow remaining - after payment of any indemnification claims - is due to be released on January 31, 2017.

“UCP, Inc. reported net income of $3.8 million for the third quarter. This reflects a year-over-year increase in deliveries at improved homebuilding gross margins. UCP is also implementing cost saving initiatives and these efforts, as well as new community openings and increased absorption rates in most of their markets (year-over-year backlog has increased by 211% to $121 million) positions UCP well for the fourth quarter of 2015.

“As a result of the sale of its remaining transferable groundwater rights in Arizona, Vidler also reported net income of $834,000 in the third quarter of 2015. The markets for Vidler's material water assets, located in Reno, Nevada, Southern Nevada, and Arizona, continue to display strong development activity and our assets are well placed to satisfy the demand from the ongoing growth in these regions. We look forward to discussing these factors in more detail at our Investor Day in Reno, Nevada on November 17th.”

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
September 30, 2015
Water resource and water storage operations	$202.8
Real estate operations	131.1
Corporate and discontinued agribusiness operations	13.3
Shareholders’ equity	$347.2

PICO Holdings is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

As of September 30, 2015, our two major businesses were:

•	Vidler Water Company, Inc., a water resource development business; and

•
a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At September 30, 2015, PICO Holdings, Inc. had a market capitalization of $222.8 million, and 23,017,041 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the expected results of our business segments, the effect of cost saving initiatives and the overall progress in UCP’s business, the release of cash from escrow from our sale of the discontinued agribusiness operations, the value creation in the Vidler assets, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Lisa Mueller
310-622-8231
Jacques Dubois
310-622-8235

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